Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-128828, 333-46718, 333-54538, 333-113478, 333-118677, 333-96193, 333-156567, and 333-150353 on Form S-3 and Nos. 333-85330, 333-91554, 333-105292, 333-88527, 333-88529 and 333-56468 on Form S-8 of our report dated March 2, 2009 (July 17, 2009 as to the reclassification of segment information as described in Note 25) relating to the consolidated financial statements of East West Bancorp, Inc., appearing in this Current Report on Form 8-K of East West Bancorp, Inc. dated July 20, 2009.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
July 17, 2009